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                                                                       Exhibit 3

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                                21 December, 2005

                             SHAREHOLDERS' AGREEMENT

                                     between

                     HUTCHISON TELECOMMUNICATIONS INVESTMENT

                                HOLDINGS LIMITED

                                       and

                            HUTCHISON WHAMPOA LIMITED

                                       and

                         ORASCOM TELECOM EURASIA LIMITED

                                       and

                         ORASCOM TELECOM HOLDING S.A.E.

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THIS AGREEMENT is made on the 21st day of December, 2005

BETWEEN:

(1) HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED, a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (together with its assigns permitted under this Agreement, the "Seller");

(2) HUTCHISON WHAMPOA LIMITED, a company incorporated in Hong Kong whose registered office is at 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong ("HWL");

(3) ORASCOM TELECOM EURASIA LIMITED, a company incorporated in the British Virgin Islands whose registered office is at c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, Wickhams Cay, Road Town, Tortola, the British Virgin Islands (together with its assigns permitted under this Agreement, the "Purchaser"); and

(4) ORASCOM TELECOM HOLDING S.A.E., a company established in accordance with the laws of the Arab Republic of Egypt with its principal place of business at 2005A Nile City Towers, Cornish El Nile, Ramlet Beaulac, Cairo, Egypt ("OTH").

WHEREAS:

(A) The Purchaser will acquire the Sale Shares (as defined in Clause 1.1) from the Seller on Share Purchase Closing under the terms of the Share Purchase Agreement (as defined in Clause 1.1).

(B) The Purchaser and the Seller have agreed that their relationship as shareholders in HTIL will be governed by the terms and conditions contained in this Agreement.

(C) HWL has agreed to join as a party to this Agreement to undertake certain obligations as well as to ensure the performance of certain of the Seller's obligations under this Agreement, the Seller being a wholly owned subsidiary of HWL.

(D) OTH has agreed to join as a party to this Agreement to undertake certain obligations as well as to ensure the performance of certain of the Purchaser's obligations under this Agreement, the Purchaser being a wholly owned subsidiary of OTH.

IT IS AGREED:

1.      INTERPRETATION

1.1     In this Agreement:

        "ADS Programme"                 means the programme as described in
                                        HTIL's prospectus dated 7 October, 2004, by which American depositary shares representing underlying Shares, are issued and traded on the New York Stock
                                        Exchange, Inc.

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        "Adjustment"                    means an adjustment to be made in
                                        accordance with Schedule 3.

        "Affiliate"                     means, with respect to any Person which
                                        is a company, its subsidiaries and
                                        holding companies and any subsidiaries
                                        of such holding companies, and with
                                        respect to any Person which is not a
                                        company, any other Person directly or
                                        indirectly controlling, controlled by,
                                        or under common control with, such
                                        Person; provided that, for the purposes
                                        of this definition, "control"
                                        (including, with correlative meanings,
                                        the terms "controlled by" and "under
                                        common control with"), as used with
                                        respect to any Person, means the
                                        possession, directly or indirectly, of
                                        the power to direct or cause the
                                        direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Aggregate Holding"             means as at the relevant time of the
                                        determination, the aggregate number of
                                        Shares held by the Seller, such persons
                                        permitted to hold Shares pursuant to
                                        Clause 17.2, the Purchaser and such
                                        Persons permitted to hold Shares
                                        pursuant to Clause 17.3.

        "AGM"                           means an annual general meeting of HTIL.

        "Alternates"                    means the Indian Alternate, the
                                        Indonesian Alternate and the Vietnamese
                                        Alternate.

        "Amended and Restated           means the amended and restated
        Registration Rights Agreement"  registration rights agreement of even date herewith to be entered into by and
                                        amongst the Seller, HTIL, Cheung Kong
                                        (Holdings) Limited and the Purchaser.

        "Articles"                      means the articles of association of
                                        HTIL as from time to time amended,
                                        varied, supplemented or replaced.

        "associated companies"          means, with respect to any Person, any
                                        company in which that Person is the
                                        beneficial owner of 20% or more of that
                                        company's voting share capital.

        "Authority"                     means any international, supranational,
                                        national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental, self-regulatory or private body exercising any

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                                        regulatory, taxing, importing or other
                                        governmental or quasi-governmental
                                        authority, which shall include where
                                        applicable, the Stock Exchange, the
                                        Cairo and Alexandria Stock Exchange, the
                                        Hong Kong Securities and Futures
                                        Commission and the SEC.

        "Board"                         means the board of Directors from time
                                        to time.

        "Board Papers"                  has the meaning given to it in Clause
                                        5.4.

        "Business Cooperation           means the business cooperation agreement
        Agreement"                      dated 12 July 2004 entered into between
                                        Vietnam Co. and Luxco.

        "Business Day"                  means a day (other than a Saturday or
                                        Sunday or a public holiday) when
                                        commercial banks are open for business
                                        in Hong Kong and in the Arab Republic of Egypt, and, for the purposes of Clauses
                                        11.7 and 13.9, New York.

        "the Companies"                 means India Co., Indonesia Co. and
                                        Vietnam Co.; and "Company" means any one of them.

        "Companies Ordinance"           means the Companies Ordinance, Chapter
                                        32 of the Laws of Hong Kong.

        "Confidential Information"      means any information disclosed by a
                                        disclosing party, any of that party's
                                        Affiliates or any of its advisers of
                                        consultants or Representatives, whether
                                        disclosed orally, in writing or in any
                                        other medium, relating to any aspect of
                                        the business of the disclosing party or
                                        any of its Affiliates including without
                                        limitation marketing plans, commercial
                                        or financial information, trade secrets, know-how, demonstrations, drawings, samples, devices, specifications, proprietary data and any information belonging to the disclosing party or its Affiliates (as the case may be) and materials of whatever description, whether protected by copyright, patent or other intellectual property rights.

        "Co-operation Agreement"        means the co-operation agreement of even
                                        date herewith entered into between OTH
                                        and HTIL.

        "Co-ordinating Committee"       means the Co-ordinating Committee
                                        established under the terms of the
                                        Business Cooperation Agreement.

        "Deed of Adherence"             means a deed of adherence substantially
                                        in the form set out in Schedule 1.

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        "Director"                      means a director for the time being of
                                        HTIL, including where applicable any
                                        alternate Director; and "Directors"
                                        shall be construed accordingly.

        "Effective Time"                means the time at which this Agreement
                                        will come into effect being at Share
                                        Purchase Closing.

        "Election Notice"               has the meaning given to it in Clause
                                        13.4.

        "Encumbrance"                   means liens, security interests,
                                        options, rights of first refusal, rights of first offer, tag along rights, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on the use of real or personal property (tangible and intangible) or irregularities in title thereto.

        "Event of Termination"          means the occurrence of any of the
                                        events set out in Clauses 8.1, 18.3,
                                        18.4 or 18.5.

        "Exercise Notice"               means a notice in the form set out in
                                        Schedule 2.

        "Financing Parties"             means those banks, financial
                                        institutions, institutional and
                                        professional investors (other than the
                                        Seller) that provide finance from time
                                        to time to OTH and/or any of its
                                        Affiliates; and "Financing Party" shall
                                        be construed accordingly.

        "Floor Option Price"            means the minimum amount of the Option
                                        Price referred to in Clause 11.2(ii).

        "HK$"                           means Hong Kong dollars, being the
                                        lawful currency of Hong Kong.

        "holding company"               has the meaning given to it in the
                                        Companies Ordinance.

        "Hong Kong"                     means the Hong Kong Special
                                        Administrative Region of the People's
                                        Republic of China.

        "HTIL" means Hutchison Telecommunications International Limited, a company incorporated under the laws of the Cayman Islands, and whose shares are listed on the Stock Exchange (Stock
                                        Code: 2332), and whose American
                                        depositary shares are listed on the New
                                        York Stock Exchange Inc. (Ticker: HTX).

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        "HTIL Businesses"               has the meaning given to it in Clause
                                        3.5.

        "HTIL Group"                    means HTIL and its subsidiaries, and the
                                        expression "member of the HTIL Group"
                                        shall be construed accordingly.

        "HTIL Licensee"                 means any member of the HTIL Group that
                                        is currently a party to an IP Rights
                                        Licence; and "HTIL Licensees" shall be
                                        construed accordingly.

        "HTIL Securities"               shall have the same meaning as that
                                        given to "Company Securities" in the
                                        Amended and Restated Registration Rights
                                        Agreement.

        "HWL Group"                     means HWL and its subsidiaries, and the
                                        expression "member of the HWL Group"
                                        shall be construed accordingly.

        "HWL IPR Licensing Entity"      means HWL, and any subsidiary of HWL
                                        that has granted an IP Rights Licence to an HTIL Licensee in connection with the telecommunications operations of that
                                        HTIL Licensee in the territory in which
                                        it operates; and "HWL IPR Licensing
                                        Entities" shall be construed
                                        accordingly.

        "India Co."                     means Hutchison Essar Limited, being the
                                        holding company of the Indian
                                        Subsidiaries and a current subsidiary of HTIL, and which is incorporated in India.

        "Indian Alternate"              means any person nominated to act as an
                                        alternate director of any Purchaser
                                        Nominee on the board of directors of
                                        India Co.

        "Indian Nominee"                means any person recommended by the
                                        Purchaser to be nominated by HTIL for
                                        appointment to the board of directors of India Co.

        "Indian Opcos"                  means each of Hutchison Essar Mobile
                                        Services Limited, Hutchison Telecom East
                                        Limited, Fascel Limited, Aircel Digilink
                                        India Limited and Hutchison Essar South
                                        Limited, each being a current subsidiary of India Co. and incorporated in India.

        "Indonesia Co."                 means PT. Hutchison CP
                                        Telecommunications, being a subsidiary
                                        of HTIL that is incorporated in
                                        Indonesia.

        "Indonesian Alternate"          means any person nominated to act as a
                                        alternate director of any Purchaser
                                        Nominee on the board of commissioners of Indonesia Co.

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        "Indonesian Nominee"            means any person recommended by the
                                        Purchaser to be nominated by HTIL for
                                        appointment to the board of
                                        commissioners of Indonesia Co.

        "IP Rights"                     means trade marks, service marks, trade
                                        names, domain names, logos, get-up,
                                        patents, inventions, registered and
                                        unregistered design rights, copyrights,
                                        semi-conductor topography rights,
                                        database rights and all other similar
                                        rights in any part of the world
                                        (including Know-how) including, where
                                        such rights are obtained or enhanced by
                                        registration, any registration of such
                                        rights and applications and rights to
                                        apply for such applications, which shall include the brands "Hutch", "Orange" and "3" in their various forms.

        "IP Rights Licence"             means a licence entered into by an HWL
                                        IPR Licensing Entity with respect to the licensing and usage of the IP Rights.

        "Know-how"                      means confidential industrial and
                                        commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

        "Listing Rules"                 means the Rules Governing the Listing of
                                        Securities on the Stock Exchange.

        "Losses" means any and all losses, liabilities, damages, proceedings, arbitration, assessments, charges, fines and penalties, and reasonable costs and expenses, and reasonable expenses of investigation and enforcement of any indemnity and all reasonable legal and other professional fees and expenses.

        "Luxco" means Hutchison Telecommunications (Vietnam) S.a.r.l., currently a wholly owned subsidiary of HTIL.

        "MOC" means the Ministry of Communications of the State of Israel or any other Authority that may from time to time exercise jurisdiction, whether concurrently or separately, over the direct or indirect control of Partner.

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        "MOC Consent"                   has the meaning given to it in Clause
                                        10.

        "NEC"                           has the meaning give to it in Clause
                                        17.1(ii).

        "New Brilliant"                 New Brilliant Holdings Limited, a wholly
                                        owned subsidiary of the Seller.

        "Non-Exercise Notice"           has the meaning given to it in Clause
                                        13.5.

        "No Tag-Along Notice"           has the meaning given to it in Clause
                                        14.4.

        "NTT"                           has the meaning give to it in Clause
                                        17.1(ii).

        "Offer Period"                  has the meaning given to it in Clause
                                        13.4.

        "Offered Shares"                has the meaning given to it in Clause
                                        13.2.

        "Offeree"                       has the meaning given to it in Clause
                                        13.2.

        "Offeror"                       has the meaning given to it in Clause
                                        13.2.

        "Off-market Transaction"        means a transaction involving Shares
                                        which is not (i) required to be recorded from time to time on any stock market on which the Shares are traded, from time to time, or (ii) for the ADS Programme.

        "On-market Transaction"         means a transaction involving Shares
                                        which is not an Off-market Transaction,
                                        but shall not include any transaction
                                        involving Shares that has been
                                        pre-arranged (including any placement of
                                        Shares) with a third party buyer of the
                                        Shares prior to that transaction being
                                        entered into through the facilities of
                                        the relevant stock market.

        "Option Closing"                means the closing of the sale and
                                        purchase of the Option Shares as
                                        referred to in Clause 11.7.

        "Option Price"                  means the price payable per Option Share
                                        as stated in Clause 11.2;

        "Option Shares"                 means 175,326,456 Shares or such number
                                        of Shares as is equal to 3.68910576 per
                                        cent of the total number of Shares in
                                        issue at the date of the Exercise
                                        Notice.

        "OTH Financing"                 means any finance from time to time
                                        provided by Financing Parties.

        "Partner"                       means Partner Communications Company
                                        Ltd., a company incorporated under the
                                        laws of the State of Israel, and any
                                        successor corporation or assign thereof.

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        "Partner Licence"               means the general licence granted to
                                        Partner by the MOC to establish and
                                        operate a mobile telephone network in
                                        the State of Israel.

        "Percentage Ratios"             means each of the five percentage ratios
                                        set out in rule 14.07 of the Listing
                                        Rules which shall apply as if set out in full in this Agreement together with all other relevant provisions of the Listing
                                        Rules from time to time that apply for
                                        the purposes of the interpretation of
                                        rule 14.07, and for the avoidance of
                                        doubt references in that rule to the
                                        listed issuer shall be read as
                                        references to HTIL.

        "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and an Authority.

        "Principal Subsidiary           means each of the subsidiaries of HTIL
        Companies"                      listed in Schedule 3 (Principal
                                        Subsidiary Companies); and "Principal
                                        Subsidiary Company" shall be construed
                                        accordingly.

        "Promissory Note"               means the promissory note from the
                                        Purchaser to the Seller dated on or
                                        about the date of this Agreement.

        "Proposed Transferee"           has the meaning given to it in Clause
                                        13.3.

        "Purchaser Directors"           means any Directors nominated for such
                                        position by the Purchaser.

        "Purchaser Nominees"            means the Indian Nominee, the Indonesian
                                        Nominee and the Vietnamese Nominee and
                                        "Purchaser Nominee" means any of them.

        "Purchaser Tag-Along Shares"    has the meaning given to it in Clause
                                        14.3.

        "Qualification Shares"          means with respect to any company, any
                                        shares required to be held in that
                                        company by any Person(s) to satisfy any
                                        qualification requirement.

        "Relevant Securities"           means Shares, any securities convertible
                                        into or exchangeable into Shares or any
                                        options, warrants or other rights to
                                        subscribe for Shares.

        "Representatives"               means with respect to any Person, any
                                        director, officer, employee, personnel,
                                        member, agent and legal, financial or
                                        tax advisers and accountants of that
                                        Person.

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        "Retained Shares"               has the meaning given to it in Clause
                                        13.3.

        "Sale Period Commencement       has the meaning given to it in Clause
        Date"                           13.5.

        "Sale Period Expiry Date"       has the meaning given to it in Clause
                                        13.6.

        "Sale Shares"                   means 917,759,172 Shares, representing
                                        immediately following Share Purchase
                                        Closing approximately 19.31 per cent of
                                        the total number of Shares in issue.

        "SEC"                           means the U.S. Securities and Exchange
                                        Commission.

        "Security Agent"                means a security agent of any Financing
                                        Party, or any successor or replacement
                                        security agent.

        "Seller's Directors"            means any Directors nominated for such
                                        position by the Seller under this
                                        Agreement.

        "Seller's Indian Nominees"      means the number of persons from time to
                                        time appointed to the board of directors of India Co., less the number of directors on the board of directors nominated by Kotak Mahindra Capital Co.
                                        and Essar Teleholdings Limited from time to time, and the one director nominated by the Purchaser.

        "Seller's Indonesian Nominees"  means the number of persons from time to time appointed to the board of directors of Indonesia Co., less the number of directors on the board of directors nominated by PT Asia Mobile and Asia Telecommunication Technology Ltd from time to time, and the one director nominated by the Purchaser.

        "Seller's Nominees"             means the Seller's Indian Nominees, the
                                        Seller's Indonesian Nominees and the
                                        Seller's Vietnamese Nominees and
                                        "Seller's Nominee" means any of them.

        "Seller's Vietnamese Nominees"  means the number of persons from time to time appointed to the Co-ordinating
                                        Committee, less the number of persons
                                        nominated by Vietnam Co. for appointment to the Co-ordinating Committee and the one person recommended by the Purchaser.

        "Share Option"                  means the option granted by the Seller
                                        to the Purchaser to purchase the Option
                                        Shares, referred to in Clause 11.1.

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        "Share Purchase Agreement"      means the share purchase agreement of
                                        even date herewith and entered into by
                                        and amongst the Seller, the Purchaser,
                                        OTH and HWL in relation to the sale and
                                        purchase of the Sale Shares.

        "Share Purchase Closing"        means the closing of the Share Purchase
                                        Agreement in accordance with its terms.

        "Shares" means ordinary shares of nominal value HK$0.25 each in the issued share capital of HTIL.

        "Standstill Period"             means the period commencing on the date
                                        of the Share Purchase Closing and ending on the second anniversary thereof.

        "Stock Exchange"                means The Stock Exchange of Hong Kong
                                        Limited.

        "Subsequent Indian Opcos"       means each of BPL Mobile Communications
                                        Limited, BPL Mobile Cellular Limited and
                                        Essar Spacetel Limited, each of which is incorporated in India.

        "subsidiary"                    has the meaning given to it in the
                                        Companies Ordinance.

        "Subsidiary Boards"             means the board of directors of India
                                        Co., the board of Commissioners of
                                        Indonesia Co. and the Co-ordinating
                                        Committee and "Subsidiary Board" means
                                        any of them.

        "Tag-Along Acceptance Period"   has the meaning given to it in Clause
                                        14.1.

        "Tax" means any income, gross receipts, employment, payroll, windfall profits, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales or value added tax.

        "Telecommunications Operator"   means any Person who owns or operates
                                        mobile or fixed line telecommunications
                                        networks or infrastructure or provides
                                        mobile, fixed line telecommunications,
                                        IDD or Internet services or who is a
                                        mobile virtual network operator or who
                                        is a re-seller of such services in any
                                        jurisdiction.

        "Transaction Documents"         means each of this Agreement, the Share
                                        Purchase Agreement, the Co-operation
                                        Agreement, and the Amended and Restated
                                        Registration Rights Agreement.

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        "Transfer"                      includes, in relation to any Share, a
                                        sale, transfer, assignment, creation of
                                        a trust or grant of an option over, or
                                        alienation of the right to exercise the
                                        vote attached to, pledge, hypothecation, or otherwise creation of or grant of an Encumbrance in relation to or over, the legal or beneficial ownership of, or economic interest therein (including any voting rights) or any right relating to, such Share; and "Transferred" and the noun "Transfer" shall be construed accordingly.

        "Transfer Notice"               has the meaning given to it in Clause
                                        13.3.

        "Unregistered Offering"         a transaction involving, or an offering
                                        of, Shares which is not a Registered
                                        Offering.

        "U.S." or "United States"       means the United States of America.

        "US$" means United States dollars, being the lawful currency of the United States of America.

        "Vietnam Co."                   means Hanoi Telecommunications Joint
                                        Stock, a company incorporated in
                                        Vietnam.

        "Vietnamese Alternate"          means any person nominated by HTIL to
                                        act as an alternate to the Vietnamese
                                        Nominee on the Co-ordinating Committee.

        "Vietnamese Nominee"            means any person recommended by the
                                        Purchaser to be nominated by HTIL for
                                        appointment as a member of the
                                        Co-ordinating Committee.

        "Voting and Procurement         means for any party all rights they have
        Rights"                         as shareholders of any company to vote
                                        at general meetings or on written
                                        resolutions of such companies and all
                                        powers, whether legal or otherwise, to
                                        procure that any directors of any
                                        company who have been nominated by that
                                        party or any Affiliate of that party for their post as a director of such company
                                        (including where appropriate, the
                                        Purchaser Directors, the Purchaser
                                        Nominees, the Seller's Directors and/or
                                        the Seller's Nominees) vote at board
                                        meetings or on written resolutions of
                                        such company in accordance with the
                                        wishes of the party which nominated them
                                        (in all cases subject to the relevant
                                        director's respective fiduciary duties
                                        and in compliance with any applicable
                                        laws, regulations, by-laws or statutes).

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1.2     In this Agreement, unless the context otherwise requires:

        (i) any reference in this Agreement to "writing" or comparable expressions includes a reference to facsimile transmission or comparable means of communication;

        (ii) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neuter gender and vice versa;

        (iii) references to Clauses, Schedules and Recitals are references to clauses, schedules and recitals of this Agreement;

        (iv)    reference to "day" or "days" are to calendar days;

        (v) this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

        (vi) "include," "includes," and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of similar import;

        (vii) the table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement;

        (viii) references herein to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) and shall include any provisions of which they are re-enactments (whether with or without modification);

        (ix) references to a "company" include any company, corporation or other body corporate wherever and however incorporated or established;

        (x) references to "party" or "parties" are to a party to or the parties to this Agreement;

        (xi) references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

        (xii) for the purposes of determining whether any company referred to herein is a "wholly owned subsidiary" of another company, any Qualification Shares held in that company by any Person(s) shall be ignored provided that the existence of any Qualification Shares does not prejudice the ability of any relevant holding company to control the actions of that company in all material respects as if it were a wholly owned subsidiary.

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1.3     The Schedules to this Agreement are incorporated into and form an integral part of this Agreement.

2.      SUPPORT

        Each of the Purchaser and the Seller undertakes to exercise its Voting and Procurement Rights to support HTIL delivering to the Purchaser, upon payment by the Purchaser to the Seller of the amount due and payable under the Promissory Note, a certified extract of a written resolution of the Directors approving and authorising the removal from time to time from HTIL's Cayman Islands Register of Members to its Hong Kong branch Register of Members in respect of all or any of the Sale Shares held by the Purchaser (or held in the name of a Security Agent pursuant to any security) from time to time following receipt of the amount due and payable under the Promissory Note and following delivery of a written notice by the Purchaser or a Security Agent to HTIL requesting that a removal be effected and declaring that the holder of the relevant Sale Shares (if someone other than the Purchaser or the Security Agent) is an Affiliate of the Purchaser.

3.      CORPORATE GOVERNANCE RIGHTS AT HTIL LEVEL

        HTIL BOARD COMPOSITION

3.1 The Purchaser and the Seller shall each be entitled to nominate two (2) non-executive Directors for election to the Board.

3.2 The Seller shall procure that upon this entire Agreement coming into full force and effect:

        (i) the two (2) non-executive Directors nominated by the Purchaser as referred to in Clause 3.1 shall be appointed to the Board;

        (ii) the composition of the Board shall comprise of not more than nine (9) Directors (excluding alternates), consisting of two (2) executive Directors, four (4) non-executive Directors (two (2) of whom shall be the Directors nominated by the Purchaser and two (2) of whom shall be non-executive Directors nominated by the Seller, in each case, referred to in Clause 3.1) and three
                (3) independent non-executive Directors; and

        (iii) such existing Directors as shall be necessary to resign to achieve the Board composition set out in Clause 3.2(ii), shall resign.

3.3 Each of the Purchaser and the Seller shall be entitled to nominate any person(s) from time to time in place of any of the person(s) nominated by them respectively for appointment to the Board under Clause 3.1, and upon receipt of such nominations the Purchaser and the Seller shall use their Voting and Procurement Rights to support the prompt appointment of such person(s) to the Board.

3.4 Each of the Purchaser and the Seller undertakes to exercise its Voting and Procurement Rights to ensure that at all times after the Effective Time the provisions of Clauses 3.1 and 3.3 continue to be complied with and that they exercise their Voting and Procurement Rights to support both the continued presence of two (2) non-executive Directors nominated by the Purchaser and two (2) Directors nominated by the Seller and the continuing composition of the Board comprising, at all times, a total of nine (9) Directors (excluding alternates).

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

        OTHER GOVERNANCE PROVISIONS AT HTIL LEVEL

3.5 The Seller and the Purchaser shall exercise their Voting and Procurement Rights to support the formation of a committee of the Board, no later than two weeks from the Effective Time, to be called the "Finance Committee" which shall have the following terms of reference:

        (i) to review the proposed budget and 5 year business plan for the business of HTIL and all other members of the HTIL Group and the business co-operation arrangement under the Business Co-operation Agreement (collectively the "HTIL Businesses") prior to the recommendation to the Board for the annual approval ("Approved Budget");

        (ii) to review the quarterly forecasts for the HTIL Businesses prior to the submission to the Board;

        (iii) to review the monthly performance of the HTIL Businesses against the Approved Budget, and to report to the Board on a regular basis;

        (iv) to review any new business proposals or opportunities that may materialise for significant investment in new ventures, acquisitions, disposals, any other equity or asset transactions or any material investment or divestment to be made by HTIL or the HTIL Businesses in any existing jurisdiction or market in which they operate or in any other jurisdiction or market in which they do not yet operate or have a presence;

        (v) to review any proposal relating to any share repurchases or share issuances or the establishment or creation of any employee incentive or share option scheme (including any proposals relating to the issue of options or rights in connection with incentivising employees or management of any of the HTIL Businesses pursuant to share schemes or option schemes, but recognising that any decision on these issues will be a matter for the remuneration committee) by HTIL or any of the HTIL Businesses, or any mergers, acquisitions or divestitures not already included within the terms of sub-Clause (iv);

        (vi) to review any proposals to relating to any major debt, equity or other financing (whether a new financing or a refinancing) for HTIL or the HTIL Group;

        (vii) to review any proposal for the payment of dividends by HTIL and/or any of the HTIL Businesses (excluding any proposal for the payment of dividends by any listed company within the HTIL Businesses, other than HTIL); and

        (viii) to review any proposals being considered with respect to the reorganisation or restructuring of the shareholdings and board of directors of HTIL Businesses (including India Co. due to the recently enacted foreign direct investment regulations), and to make such recommendations to the Board as may be appropriate with respect thereto.

3.6 Each of the Seller and the Purchaser undertakes to use its Voting and Procurement Rights in support of the following:

        (i) that the composition of the Finance Committee shall at all times comprise of four Directors; two of whom shall be Directors who shall have been nominated by the Purchaser and two of whom shall be Directors nominated by the Seller, each in accordance with Clause 3.1;

        (ii) that the Finance Committee shall hold regular meetings at least once in every calendar quarter, with the intention that so far as practicable, it shall meet once every month;

        (iii) that the regulations that shall apply to the meetings and proceedings of the Finance Committee shall at all times be the same as those set out in the Articles for regulating the meetings and proceedings of the Board (so far as applicable), and except with the consent of the Directors nominated by the Purchaser for election to the Board, those regulations shall not be superseded by any regulations imposed by the Board; and

        (iv) that the quorum for meetings of the Finance Committee shall be two Directors, one of whom shall be a Director nominated by the Purchaser and one of whom shall be a Director nominated by the Seller.

3.7 If at any time it is proposed that HTIL or any Principal Subsidiary Company undertake any sale, disposal or other divestment of any shares (including any voting or economic interest attaching thereto) or of any other assets (other than in respect of any matter related to the requirements for India Co. to comply with any applicable law relating to foreign direct investment requirements in India, or in relation to the listing of India Co.) and the application of each of the Percentage Ratios thereto (to the extent applicable) yields a percentage figure equal to or greater than 5 per cent, ("Substantial Disposal(s)"), and the Finance Committee is unable to reach consensus with respect to such Substantial Disposal within 14 days of its being tabled before the Finance Committee, the matter will be referred to the Chairman and Chief Executive Officer of OTH and the Group Managing Director of HWL who shall consult together in good faith to reach an agreed position in relation to the proposed Substantial Disposal. If the consultation process produces an agreed outcome, the Seller and the Purchaser shall exercise their respective Voting and Procurement Rights to support the attainment of the agreed outcome.

3.8 In the event that an agreed outcome cannot be achieved under Clause 3.7 within 10 days, the matter will be referred to the Board for determination, and each of the Seller and the Purchaser shall be free to exercise its Voting and Procurement Rights as it sees fit in relation to the matter.

4.      RIGHTS TO PROPOSE NOMINEES

4.1 Subject to and on the terms of this Agreement, the Purchaser may propose at any time one Indian Nominee, one Indonesian Nominee and one Vietnamese Nominee.

4.2 Subject to and on the terms of this Agreement, the Seller may propose at any time up to the maximum number of individuals permitted as Seller's Nominees.

5. OBLIGATIONS OF THE PURCHASER AND THE SELLER TO PROCURE THE APPOINTMENT OF NOMINEES

5.1 Upon any proposal being received pursuant to Clauses 4.1 or 4.2, each of the Purchaser and the Seller shall exercise its Voting and Procurement Rights to support the appointment of the relevant Indian Nominee, Indonesia Nominee or Seller's Nominee. Upon a proposal being received to appoint a Vietnamese Nominee, the Seller shall use its best endeavours to effect the appointment of the relevant Vietnamese Nominee, provided that the Seller shall not be required to take any action that would jeopardise its relationship with Vietnam Co.

5.2 The obligations of the parties under Clause 5.1 in respect of the initial Purchaser Nominees shall be complied with as soon as reasonably practicable, and in any event no later than 31 March 2006. If any of the appointments of the Indian Nominee, the Indonesian Nominee and the Vietnamese Nominee have not been made by 31 March, 2006, the Seller and the Purchaser shall continue to exercise their respective Voting and Procurement Rights to support the appointments of such nominees as soon as practicable thereafter, and this shall be without prejudice to any rights the Purchaser may have as the result of any failure by the Seller to exercise its Voting and Procurement Rights in accordance with this Agreement to support the appointment of such nominees by 31 March, 2006.

5.3 The obligations of the parties under Clause 5.1 in respect of any proposals of nominees other than the initial Purchaser Nominees under Clauses 4.1 or 4.2 shall be complied with as soon as reasonably practicable.

5.4 In the period prior to any initial appointment of each of the Indian Nominee and the Indonesian Nominee, the Seller shall exercise its Voting and Procurement Rights to have a director on each relevant Subsidiary Board (i) invite one individual nominated by the Purchaser in respect of each of India Co. and Indonesia Co., to attend and/or participate as an observer at all board meetings of India Co. and at the meetings of the board of commissioners of Indonesia Co.; and (ii) send to the Purchaser (or a person nominated by the Purchaser to the Seller in writing) copies of all notices of meetings, board papers, written resolutions, minutes or other written communications (together "Board Papers") sent to the directors or commissioners of those Subsidiary Boards. Any obligations under this Clause 5.4 in respect of a Company shall terminate upon the appointment of a Purchaser Nominee to the Subsidiary Board of that Company.

5.5 At any time when the Purchaser does not have a person nominated by it on the board of directors of an Indian Opco or on the board of directors of Indonesia Co., the Seller shall exercise its Voting and Procurement Rights (and upon compliance by the Seller with Clause 3 and the appointment of any Purchaser Nominees, the Purchaser shall exercise its Voting and Procurement Rights) to support the sending of all Board Papers of that Indian Opco or of Indonesia Co. (as may be the case) and all Board Papers which relate to such board to any one individual (notified by the Purchaser to the Seller in writing) at the same time and in the same manner as such Board Papers are sent to the directors of such board.

5.6 The Purchaser shall have the right, for a period of three months commencing on 1 July 2006, to require the Seller to exercise its Voting and Procurement Rights (and upon compliance by the Seller with Clause 3 and the appointment of any Purchaser Nominees, the Purchaser shall exercise its Voting and Procurement Rights) to support that an individual recommended by the Purchaser is placed on the board of directors of some or all of the Indian Opcos and/or the board of directors of Indonesia Co. as soon as reasonably commercially practicable. Any appointment under this Clause 5.6 shall be made on the basis that this Agreement (other than Clause 5.2) applies to such appointments as if such appointments were an appointment of an Indian Nominee or, as appropriate, an Indonesian Nominee.

5.7 Where after the Effective Time, the HTIL Group acquires a Subsequent Indian Opco, then:

        (i) if that acquisition occurs on or before 1 July, 2006, the provisions of Clause 5.6 shall apply thereto; or

        (ii) if that acquisition occurs after 1 July, 2006, the provisions of Clause 5.6 shall apply thereto, provided that the commencement date of the three month period referred to shall be deferred until the date of such acquisition.

5.8 If for any reason other than the occurrence of an event that is an Event of Termination under this Agreement, the Purchaser loses its right to recommend the nomination of a director to a Subsidiary Board, the Purchaser shall as from that time, be entitled to the full benefit of the provisions of Clauses 5.4 and 5.5 with respect to that Company.

6.      CONDITIONS OF SUBSIDIARY BOARD APPOINTMENTS

6.1 The obligations of the Seller under Clauses 4 and 5 of this Agreement are subject to the following conditions having been complied with by the Purchaser in relation to any Purchaser Nominee prior to any nomination of such Purchaser Nominee being made by HTIL under this Agreement and to the continuing compliance by the Purchaser with such conditions throughout any period during which a Purchaser Nominee is a director of any Company:

        (i) the Purchaser shall ensure that any Indian Nominee shall (i) be a resident Indian Citizen eligible to hold the post of a director of India Co. under applicable laws and regulations, and
                (ii) shall be in compliance with all applicable Indian legal and regulatory requirements necessary for his or her appointment and continuation as a director of India Co. including executing all necessary documents and taking all necessary actions to effect and maintain the valid appointment;

        (ii) the Purchaser shall ensure that any Indonesian Nominee shall be in compliance with all applicable legal and regulatory requirements necessary for his or her appointment and continuation as a director of the relevant Company including executing all necessary documents and taking all necessary actions to effect and maintain the valid appointment;

        (iii) the Purchaser shall ensure that any Vietnamese Nominee shall be in compliance with all legal and regulatory requirements (including any relevant contractual requirements under the Business Cooperation Agreement) necessary for his or her appointment to the Co-ordinating Committee and continued membership thereof, including executing all necessary documents and taking all necessary actions to effect and maintain the valid appointment.

        (iv) the Purchaser shall be in compliance with its undertakings under Clause 7 (the "Purchaser Undertakings") and no Purchaser Nominee shall have taken any action which would constitute a breach by the Purchaser of such undertaking;

        (v) the Purchaser shall ensure that each Purchaser Nominee shall have delivered to the Seller a valid and binding deed of undertaking acknowledging to the Seller that he or she is aware of the Purchaser Undertakings and agreeing (i) to act at all times in a manner that will not cause the Purchaser to be in breach of the Purchaser Undertakings; and (ii) that, to the extent that he or she does not so act (in the reasonable opinion of the Seller), he or she will resign from the board of the relevant Company upon the request of the Seller with immediate effect; (iii) in the circumstances described in (ii) of this sub-Clause (v) or upon any breach by the Purchaser of the Purchaser undertaking, that he or she irrevocably authorises the Seller as his or her attorney to date and deliver, on his or her behalf, the letter of resignation referred to in Clause 6.1(vi) below upon a request by the Seller that he or she resigns; and
                (iv) that he or she will be bound by the terms of the confidentiality undertaking contained in Clause 19. The deed of undertaking shall also contain an acknowledgement and confirmation from the Seller that the only remedy available to it against the Purchaser Nominee under the deed of undertaking shall be specific performance;

        (vi) each Purchaser Nominee shall have delivered to the Seller a signed but undated letter of resignation from any Subsidiary Board to which they are to be appointed waiving any claims or rights against the relevant Company (including any right to compensation); and

        (vii) where permitted by local law and regulation an Alternate shall have been validly appointed by HTIL and be able to act as an alternate director in relation to each Purchaser Nominee.

6.2 In the event that the Seller reasonably believes that any Purchaser Nominee is, (applying objective commercial criteria on a basis that HTIL would apply equally to any nominee of HTIL appointed to any Subsidiary Board), unsuitable to become, or has become unsuitable to remain, a Purchaser Nominee, the Seller shall, after consultation with OTH, have the right to require, by written notice, that the Purchaser procure the resignation of such Purchaser Nominee and provide a new Purchaser Nominee for that Company to be appointed in accordance with this Agreement.

6.3 If the Purchaser disagrees with the removal of a Purchaser Nominee under Clause 6.2, the managing director of the Seller shall consult with the managing director (or equivalent) of the Purchaser and both parties shall act in good faith to attempt to resolve any disagreement, provided that time shall be of the essence in relation to such consultation (taking into account the commercial circumstances at the time).

6.4 A Purchaser Nominee or Seller's Nominee shall be, in all respects, an appointment made by HTIL and shall be a nominee of HTIL acting in its best interests, and any such nominees shall be appointed on the same basis as any other director of a Company nominated by HTIL (including any Seller's Nominee) in relation to any duties to account to HTIL for any remuneration, fees, expenses, founder's shares, share options or other benefits of any nature to which they may be entitled by reason of their appointment as a Purchaser Nominee or Seller's Nominee.

7.      PURCHASER UNDERTAKINGS

7.1 The Purchaser undertakes and agrees with the Seller that the Purchaser shall at all times procure that any Purchaser Nominee who is a director of any Company shall:

        (i) subject to Clause 7.2, at all times vote or abstain from voting at board meetings and in respect of written resolutions (in which case the vote on a written resolution shall be delivered promptly), in accordance with the Seller's Nominees; and

        (ii) subject to Clause 7.3, ensure that they attend all board meetings and promptly vote on all written resolutions, or that their Alternate, if any, is given sufficient notice to enable such Alternate to attend and vote at such meetings or to vote on written resolutions.

7.2 If, for any reason, the relevant Purchaser Nominee is unwilling or unable to act in accordance with the requirements of Clauses 7.1, the Purchaser shall take, or procure the taking of, all steps necessary to ensure that the relevant Purchaser Nominee does not attend or vote at the relevant board meeting in respect of the issue(s) on which they are unable to vote in accordance with Clause 7.1(i), and is instead represented at such board meeting by the relevant Alternate in respect of such matter and that the Alternate is able validly to vote on such matter.

7.3 In the event that a Purchaser Nominee is unable or unwilling to act in accordance with the requirements of Clause 7.1 and no Alternate has been appointed who is able to vote in place of that Purchaser Nominee in relation to any resolution, the Purchaser Nominee (if in attendance at the meeting) shall abstain and express no view or opinion on the relevant matter. In such circumstances, the Purchaser shall be in breach of its undertakings under this Clause 7 unless:

        (i) the Purchaser Nominee, acting reasonably, considers that the casting of any vote (including by written resolution) as required by Clause 7.1(i) would constitute a breach of (a) his/her fiduciary duties or (b) any applicable laws, regulations, by-laws or statutes, and the Purchaser Nominee has within 14 days of the date of the relevant act required by Clause 7.1(i), delivered a notice to the Seller setting out his/her reasons for his conduct with respect to such act;

        (ii) the Purchaser Nominee resigns as a director for a reason that is related to a matter referred to in Sub-Clause 7.3(i); or

        (iii) the failure of the Purchaser Nominee to comply with any provision of Clause 7.1 was the result of his/her incapacity through illness, evidenced within 14 days by a doctor's report to that effect reasonably acceptable to the Seller.

7.4 If a Purchaser Nominee is required to resign in accordance with this Agreement, the Seller will give both the Purchaser and OTH notice requiring that the Purchaser Nominee resign within 14 days of the date of service of such notice, save that where the circumstances relating to the requirement for the Purchaser Nominee's resignation are exceptional, the Seller shall have an immediate right to require the resignation of that Purchaser Nominee, and, in such circumstances, the Seller shall provide to the Purchaser promptly a written explanation of the circumstances requiring it to cause the immediate resignation of such Nominee. If by the expiry of that 14 day period, the Purchaser or OTH has not procured such resignation, the Seller shall have an immediate right to require the resignation of that Purchaser Nominee.

7.5 Subject to Clause 7.6, in the event that a Purchaser Nominee is required to resign in accordance with this Agreement, the resigning Purchaser Nominee shall take all actions reasonably necessary of him or her to ensure the appointment of a replacement director nominated by HTIL in accordance with this Agreement and to avoid a vacancy arising upon his or her resignation.

7.6 Where a Purchaser Nominee has resigned, or his/her position has otherwise become vacant, in circumstances where there has been no event of termination under this Agreement, the Purchaser shall be entitled to recommend for nomination any person(s) from time to time become a Purchaser Nominee in accordance with this Agreement in place of any of the person(s) recommended by it for appointment to a Subsidiary Board under Clause 4.1, and upon receipt of such recommendation from the Purchaser, each of the Purchaser and the Seller shall use its Voting and Procurement Rights to support the appointment of such Purchaser Nominee.

7.7 OTH and the Purchaser undertake to use their Voting and Procurement Rights at all times in accordance with the provisions of this Agreement.

8.      TERMINATION OF RIGHTS TO APPOINT NOMINEES

8.1 The Purchaser's rights (but not its obligations) under Clauses 4, 5, 6 and 7 of this Agreement shall terminate:

        (i) in the event of any breach of the terms of the Purchaser Undertakings, but such termination shall be without prejudice to any rights the Seller may have as a result of such breach whether under this Agreement or otherwise; and

        (ii) in the event that any Company is seeking to list on a stock exchange and, in the view of any reputable investment bank managing the listing the continuation of Clauses 4, 5, 6 and 7 of this Agreement in relation to such Company would cause the Company to be in breach of any applicable laws, regulations, by-laws or statutes, or otherwise prevent the implementation of the listing, provided that any termination under this Clause 8.1(ii) shall take effect in relation only to the Purchaser Nominee on the relevant Subsidiary Board and not in relation to any rights or obligations relevant to any other Purchaser Nominee.

8.2 In the event of any termination pursuant to Clause 8.1(ii), the parties shall work together and use their best endeavours to find, as soon as reasonably practicable, a mutually acceptable means of conferring upon the Purchaser and OTH the nearest reasonably practicable equivalent rights to those which the Purchaser and OTH had in relation to their Purchaser Nominee.

9.      ANTI-DILUTION RIGHTS

9.1 Each of the Seller and the Purchaser shall exercise its Voting and Procurement Rights to oppose the issue of any Relevant Securities to any Person who is, or who is an Affiliate of, a Telecommunications Operator, other than in circumstances where:

        (i) the issue of any Relevant Securities is as consideration (in part or in whole) in return for acquiring a minority interest (so far as HTIL is concerned) in any company in the HTIL Group; or

        (ii) as consideration for the sale or transfer to any member of the HTIL Group of any asset (including shares), Relevant Securities are issued with no rights attaching to them other than such rights as attach to the Relevant Securities pursuant to the Articles and general law, provided that the number of Relevant Securities permitted to be issued under this proviso, in one or more transactions, shall not exceed (whether upon their immediate issue or subsequent conversion or exchange or otherwise, into Shares) in aggregate five per cent. of the total number of Shares in issue from time to time.

9.2 The parties acknowledge and the Seller and HWL covenant that the level of the general mandate of HTIL currently in force as granted by the shareholders of HTIL to the Directors at the 2005 AGM will, with respect to future general mandates of HTIL, be reduced from 20 per cent to 10 per cent of the Shares in issue as at the date of the approval of the relevant general mandate, at such time as to be agreed, and each of the Seller and the Purchaser undertakes to use its Voting and Procurement Rights to procure, so far as it is able, the proposed reduction in the general mandate at that time.

10.     ACTION WITH RESPECT TO PARTNER

        Each of the Purchaser and the Seller covenant to use its Voting and Procurement Rights to procure that HTIL and Partner co-operate with the Purchaser to pursue, as soon as reasonably practicable after the Share Purchase Closing, an application for MOC's consent to the increase in the Purchaser's attributable shareholding in Partner to a percentage that is equal to or greater than 10 per cent., resulting from the acquisition of the Option Shares, and the Purchaser agrees to give HTIL and Partner all reasonable assistance to obtain the MOC Consent ("MOC Consent").

11.     PURCHASER'S SHARE OPTION

11.1 In consideration of the payment by the Purchaser to the Seller of the sum of HK$100, receipt of which is acknowledged, the Seller grants to the Purchaser an option to purchase the Option Shares at the Exercise Price on the terms and subject to the conditions of this Clause 11.

11.2 The price payable by the Purchaser for each Option Share shall be the higher of:

        (i) the average of the closing traded price of a Share for the thirty (30) trading days on the Stock Exchange immediately prior to the date of service of the Exercise Notice, and

        (ii) HK$11.00 (subject to Adjustment) ("Floor Option Price"), being the price per Share payable under the Share Purchase Agreement.

11.3 The Purchaser may exercise the Share Option by serving an Exercise Notice on the Seller during the period beginning on the date that the Purchaser receives written notice of the MOC Consent or the date of the Transfer by HTIL (or its subsidiary) of its shareholding in Partner, whichever occurs first, and ending at midnight on the first anniversary of the date of Share Purchase Closing. The Share Option may only be exercised in respect of all (and not some only) of the Option Shares.

11.4 The Option Shares shall be sold by the Seller with all rights as at the date of Option Closing or in the future thereafter attaching to them (including the right to receive all dividends, distributions or any return of capital declared, made or paid on or after that date by reference to a record date occurring on or after Option Closing). Additionally, the Seller shall covenant and confirm to the Purchaser (or its nominee referred to in Clause 11.6) that (i) it has the right to transfer legal and beneficial title to the Option Shares, and (ii) the Option Shares are sold and purchased free from all Encumbrances.

11.5 The exercise of the Share Option shall be conditional on the grant of the MOC Consent or the Transfer by HTIL (or its subsidiary) of its entire shareholding in Partner, whichever occurs first. The Seller may waive such condition at any time by notice in writing to the Purchaser. If the condition has not been fulfilled or waived or HTIL's interest in Partner is not sold or otherwise disposed of, by the date which falls on the first anniversary of the date of Share Purchase Closing (or such later date as the Parties may agree in writing), the Share Option shall lapse and cease to be of effect, and neither Party shall (provided it shall have satisfied its obligations in Clause 10) have any rights or liabilities in respect of the Share Option under this Agreement.

11.6 The Purchaser shall be entitled to nominate a wholly owned subsidiary of the Purchaser or OTH to purchase the Option Shares, provided that it shall be a condition of the transfer of Option Shares that the Purchaser's nominee executes a Deed of Adherence.

11.7 Closing of the sale and purchase of the Option Shares shall take place at the offices of HWL in Hong Kong at 3.00 p.m. on the date which is the tenth Business Day after the date of service of the Exercise Notice (or at such other place and/or time and/or date as the Seller and the Purchaser may agree). At that time the Seller shall procure the delivery to the Purchaser of:

        (i) a duly executed instrument of transfer or transfers in respect of the Option Shares in favour of the Purchaser (or its nominee);

        (ii)    the share certificate(s) representing the Option Shares; and

        (iii) such other documents as may be necessary to enable the Purchaser (or its nominee) to obtain good title to the Option Shares.

        The Seller's obligation to deliver all of the above documents is subject to the Seller receiving a written confirmation from the bank nominated by it to receive the proceeds payable in respect of the Option Shares, that the full amount of the Option Price for the Option Shares in US$ has been received in immediately available funds. If the Option Price is the price referred to in Clause 11.2(i), the amount in U.S. Dollars to be paid at closing shall be determined applying the spot rate of exchange of Bloomberg at or about 11 am (Hong Kong time) on the Business Day prior to the Exercise Notice.

11.8 Each of the Purchaser and the Seller undertakes to exercise its Voting and Procurement Rights to support HTIL delivering to the Purchaser on Option Closing a certified extract of a written resolution of the directors of HTIL approving and authorising (i) the Transfer of the Option Shares pursuant to the exercise of the Share Option and (ii) the removal from time to time from HTIL's Cayman Islands Register of Members to its Hong Kong branch Register of Members in respect of all or any of the Option Shares held by the Purchaser (or held in the name of a Security Agent pursuant to any security) from time to time following receipt of the Option Price for the Option Shares by the Seller pursuant to Clause 11.7 and following delivery of a written notice by the Purchaser or a Security Agent to HTIL requesting that a removal be effected and declaring that the holder of the relevant Option Shares (if someone other than the Purchaser or the Security Agent) is an Affiliate of the Purchaser.

11.9 For the avoidance of doubt, nothing contained in this Agreement shall prohibit the Purchaser from buying additional Shares on the market in accordance with the terms of this Agreement, provided that OTH and the Purchaser acknowledge that, with reference to a letter dated 30 May, 2004 from the MOC to Partner (a copy of which has been made available to OTH and the Purchaser) indirect transfers or acquisitions of 10 per cent or more of the Means of Control (as defined in that letter) in Partner through the transfer or acquisition of Shares, as a result of public trading, shall not be considered a breach of the Partner Licence, subject to full compliance with the conditions set out in articles 3 and 4 of a letter from HTIL dated 27 May, 2004, a copy of which has also been made available to OTH and the Purchaser shall comply with such conditions where compliance has the effect of avoiding a breach of the Partner Licence.

12.     STANDSTILL ON DISPOSALS OF SHARES

        Subject to Clauses 15.1 and 15.2, each of the Seller and the Purchaser undertakes with the other that it shall not, and the Seller shall procure that New Brilliant will not, at any time during the Standstill Period Transfer any Shares held by it during that period. Any attempt to effect a Transfer of Shares which is not in compliance with this Agreement shall be null and void as regards this Agreement.

13.     RIGHTS OF FIRST REFUSAL

13.1 Following the Standstill Period, neither the Seller nor the Purchaser shall, and the Seller shall procure that New Brilliant will not, directly or indirectly, Transfer any Shares (or solicit any offers to buy or otherwise Transfer any Shares), except as permitted by Clauses 13, 14 and 15.

13.2 Subject to Clauses 14 and 15, if at any time either the Seller (which shall include New Brilliant) or the Purchaser (the "Offeror") desires to Transfer any Shares (the "Offered Shares"), the other party(ies) (the "Offeree(s)") shall have a right of first refusal to purchase the Offered Shares, upon the terms and subject to the conditions of this Clause 13.

13.3 Prior to any Transfer of Offered Shares, the Offeror shall have delivered to the Offeree a notice (a "Transfer Notice") containing the following:

        (i) where such Transfer is to be effected as an Off-market Transaction, (a) a statement to that effect, and (b) a written bona fide offer which is binding and is not subject to any condition precedent that is related to the financing of the acquisition of the Offered Shares, from a third party to purchase the Offered Shares, stating the name and address of the proposed purchaser(s) (including the name of any wider group of companies to which it belongs) (the "Proposed Transferee"), the number of Shares to be Transferred pursuant to such bona fide written offer, the purchase price, the terms and conditions upon which such Shares are proposed to be Transferred, the date of the proposed Transfer of the Shares and the number of Shares (the "Retained Shares") that would continue to be held by the Seller (expressed as a percentage of the total number of Shares in issue immediately prior to service of the Transfer Notice) on the assumption that the Transfer of such Shares to the Proposed Transferee(s) was consummated; or

        (ii) where such Transfer is to be effected as an On-market Transaction, (a) a statement to that effect and (b) the number of Shares to be sold, and (c) the price at which it is proposed the Shares be sold.

13.4 After receipt of a Transfer Notice, the Offeree shall have the following period (the "Offer Period") within which to elect to accept the offer contained in the Transfer Notice to purchase the Offered Shares on the same terms and conditions as those set out in the Transfer Notice, which election shall be made by a written notice delivered by the Offeree to the Offeror (an "Election Notice"):

        (i) where the Transfer of Shares is to be effected as an Off-market Transaction, 45 days from the date of service of the Transfer Notice;

        (ii) where the Transfer of Shares is to be an On-market Transaction that would constitute an Unregistered Offering, 10 days from the date of service of the Transfer Notice; or

        (iii) where the Transfer of Shares is proposed to be an On-market Transaction that would constitute a Registered Offering, 30 days from the date of service of the Transfer Notice,

        provided that if as a consequence of the Transfer of the Offered Shares to a Proposed Transferee, the Aggregate Holding would thereby be reduced to 50 per cent. or less of the Shares in issue from time to time, then the Offeree shall be entitled, with the object of maintaining the Aggregate Holding above that percentage figure, to accept the offer contained in the Transfer Notice in respect of part only of the Offered Shares.

13.5 If by the expiry of the Offer Period, the Offeree has not served an Election Notice on the Offeror, or if before that time, the Offeree has served on the Offeror a written notice that the Offeree does not intend to exercise its rights of first refusal ("Non-Exercise Notice"), the Offeror may, within the period commencing on the date of expiry of the Offer Period, or if earlier, the date of service of a Non-Exercise Notice (if served) (the "Sale Period Commencement Date"), and ending on the Sale Period Expiry Date:

        (i) where such Transfer is to be effected as an Off-market Transaction, Transfer the Offered Shares to the Proposed Transferee on the same terms and conditions as those contained in the Transfer Notice; or

        (ii) where such Transfer is to be effected as an On-market Transaction, Transfer the Offered Shares on the same terms and conditions as those set out in the Transfer Notice, save that that the Transfer shall be effected through an internationally recognized broker on a best price and best execution basis and the price at which the Offered Shares shall be Transferred shall be not less than the sale price set out in the Transfer Notice.

13.6 For the purposes of this Clause 13, the "Sale Period Expiry Date" shall mean:

        (i) where the Transfer of Shares is to be effected as an Off-market Transaction, the date which is 60 days after the Sale Period Commencement Date;

        (ii) where the Transfer of Shares is to be effected as an On-market Transaction that would constitute an Unregistered Offering, the date which is 10 days after the Sale Period Commencement Date; or

        (iii) where the Transfer of Shares is to be effected as an On-market Transaction that would constitute a Registered Offering, the date which is 60 days after the Sale Period Commencement Date.

13.7    In the event that:

        (i) with respect to a Transfer of Shares that is to be effected either as an Off-market Transaction or an On-market Transaction, the Offeror does not Transfer the Offered Shares to the Proposed Transferee before the expiry of the relevant Sale Period Expiry Date;

        (ii) with respect to a Transfer of Shares that is to be effected as an Off-market Transaction, the Offeror desires to Transfer the Offered Shares to a Person other than the Proposed Transferee; or

        (iii) with respect to a Transfer of Shares that is to be effected either as an Off-market Transaction or an On-market Transaction, the Offeror desires to Transfer the Offered Shares on terms and conditions (including as to price) more favourable to the Proposed Transferee (if any) than those set forth in the Transfer Notice, then the Offered Shares shall only be sold by the Offeror by again complying with all the terms and procedures set forth in this Clause 13.

13.8 Upon the giving of an Election Notice, the Offeree will be obligated to purchase (subject to its rights of nomination referred to in Clause 13.11) and the Offeror will be obligated to sell the Offered Shares to the Offeree on the same terms and conditions as those contained in the Transfer Notice.

13.9 The closing of any sale and purchase of Offered Shares under this Clause 13 shall be held at the offices of HWL in Hong Kong at 3.00 p.m. on the date which is the tenth Business Day after the date that the Offeror and the Offeree become obligated to buy and to sell the Offered Shares the subject of any agreement to buy and sell under this Clause 13 (or at such other place and/or time and/or date as the Offeror and Offeree may agree).

13.10 At the closing referred to in Clause 13.9, the Offeror shall sell the Offered Shares with the same covenants and confirmations as are set out in Clause 11.4 (with respect to the Option Shares), and for the purposes of such closing, the provisions of Clause 11.7 shall apply mutatis mutandis, as if incorporated into this Clause.

13.11 The Offeree shall be entitled to nominate any wholly owned subsidiary of the Offeree or of any holding company of the Offeree that wholly owns the Offeree, to purchase the Offered Shares, provided that it shall be a condition of the transfer of the Offered Shares that the Offeree's nominee executes a Deed of Adherence.

13.12 The Offeror shall promptly notify the Offeree in writing if any Shares are sold to a Proposed Transferee pursuant to this Clause 13, and shall confirm in its notice, the name and address of the Proposed Transferee, the date of the sale of the Offered Shares and the price per Share at the which they were sold.

14.     TAG-ALONG RIGHTS.

14.1    Subject to:

        (i)     Clause 15.2; and

        (ii) the number of Offered Shares comprised in a Transfer Notice served by the Seller being equal to 10 per cent or more of the total number of Shares in issue immediately prior to service of the Transfer Notice, the Purchaser shall have the right during the Offer Period (which for clarity shall mean the relevant period referred to in Clause 13.4), to deliver a written notice to the Seller (a "Tag-Along Acceptance Notice") requiring the Seller to include in its sale (to the Proposed Transferee(s) (if the case)), an aggregate number of Shares held by the Purchaser equal to the number of Purchaser Tag-Along Shares referred to in Clause 14.3, exercisable by delivering a written notice to the Seller within the Offer Period, stating therein the number of Shares held by the Purchaser to be included in such sale. The Seller shall procure that the sale of the Purchaser Tag-Along Shares shall be effected at the same price per Share and otherwise on no less favourable terms than those that apply to the Offered Shares upon their sale by the Seller.

14.2 In the event that the Purchaser has delivered a Tag-Along Acceptance Notice to the Seller before the expiry of the Offer Period stating that it desires to include in the Seller's sale (to the Proposed Transferee(s) (if the case)) its Shares to the extent provided in Clause 14.3, the Seller shall be entitled to sell the Offered Shares and the Purchaser Tag Along Shares at a price not lower than that contained in the Transfer Notice and on terms not more favourable to the Proposed Transferee(s) than were contained in the Transfer Notice, provided that:

        (i) the Purchaser shall not be required to sell the Purchaser Tag Along Shares unless the Offered Shares are sold to the Proposed Transferee at the same time; and

        (ii) the sale of the Offered Shares and the Purchaser Tag Along Shares shall have been completed by the expiry of the relevant period referred to in Clause 14.4 which shall commence on delivery of a Tag-Along Acceptance Notice, such period to be determined by whether the sale is to be effected as an Off-market Transaction, or as an On-market Transaction, and if by an On-market Transaction, whether it is to be a Registered Offering or an Unregistered Offering.

14.3 For the purposes of this Clause 14, the maximum number of Shares held by the Purchaser which it may require the Seller to include in its sale (the "Purchaser Tag-Along Shares"), shall be as follows:

        (i) subject to sub-Clause (ii), where the number of Retained Shares will be equal to 30 per cent or more of the total number of Shares in issue immediately prior to service of the Transfer Notice, such number of Shares as shall be equal to the number of Shares that the Proposed Transferee actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares owned by the Purchaser and the denominator of which shall be the number of Shares owned by the Seller, in each case immediately prior to the date of service of the Transfer Notice; and

        (ii) where the number of Retained Shares will be less than 30 per cent of the total number of Shares in issue immediately prior to service of the Transfer Notice, or if the Proposed Transferee is a Telecommunications Operator, the Purchaser's then entire holding of Shares.

14.4 If by the expiry of the Offer Period, the Purchaser has not served a Tag-Along Acceptance Notice on the Seller or HWL (as appropriate) in accordance with this Clause 14, or if before that time, the Purchaser has served on the Seller or HWL a written notice that the Purchaser does not intend to exercise its tag along rights ("No Tag-Along Notice"), then the Seller may sell the Offered Shares to the Proposed Transferee(s) on the terms and conditions set out in the Transfer Notice, provided that such sale is completed within the period commencing on the date of expiry of the Offer Period, or if earlier, the date of service of a No Tag-Along Notice (if served), and ending on the expiry of the relevant period referred to in Clause 13.6, such period to be determined by whether the sale is to be effected as an Off-market Transaction, or as an On-market Transaction, and if by an On-market Transaction, whether it is to be a Registered Offering or an Unregistered Offering.

14.5 The Seller shall promptly notify the Purchaser in writing of any Shares that comprised Offered Shares that are sold to a Proposed Transferee pursuant to this Clause 14, and shall confirm in its notice, the name and address of the Proposed Transferee, the date of the sale of the Seller Tag-Along Shares and the price per Share at which they were sold.

14.6 If by the expiry of the relevant period provided for in Clause 14.4, the Seller has not completed the sale of the Offered Shares, the Seller shall no longer be permitted to sell such Shares pursuant to this Clause 14 without again fully complying with the provisions hereof, and all the other restrictions on Transfer contained in this Agreement shall again be in effect.

15.     EXCEPTIONS TO THE STANDSTILL, RIGHT OF FIRST REFUSAL AND TAG-ALONG

15.1 Subject to Clause 13, each of the Seller and the Purchaser shall be entitled during the Standstill Period in one or more transactions, to Transfer such number of Shares as shall be equal to not more than five
        (5) per cent in aggregate of the total number of Shares in issue from time to time during the Standstill Period, provided that:

        (i) the minimum number of Shares that may be Transferred in any single transaction shall be one per cent of the total number of Shares in issue as at immediately prior to such Transfer;

        (ii) any such Transfer shall be subject to the rights of first refusal and the rights of first offer set out in Clause 13; or

        (iii) any such sale or disposal which is effected as an On-market Transaction, shall be effected through an internationally recognized broker on a best price and best execution basis.

15.2 The provisions of Clauses 12, 13 and 14 shall not apply to each of the following circumstances:

        (i) a Transfer of any Shares by OTH or any of its Affiliates or by any Financing Party, in each case as security for or pursuant to the exercise by any Financing Party of any right or remedy of any Financing Party arising out of or in connection with any OTH Financing, provided that:

                (a) any such Transfer of Shares shall not give rise to the assignment or transfer to a third party buyer or transferee of the benefit of this Agreement; and

                (b) any such third party buyer or transferee of Shares shall not (in the reasonable opinion of the Financing Party(ies)) be a Telecommunications Operator; and

        (ii)    a Transfer of any Shares by:

                (a) the Purchaser to OTH or a direct or indirect wholly owned subsidiary of OTH; or

                (b) the Seller to HWL or a direct or indirect wholly owned subsidiary of HWL,

                provided that:

                (A) the transferor of the Shares shall have given to the Purchaser and OTH or the Seller and HWL (as appropriate) not less than seven (7) days prior written notice of such proposed Transfer; and

                (B) in the event that the transferee is to cease to be a direct or indirect wholly owned subsidiary of OTH or HWL (as the case may be), OTH or HWL (as appropriate) shall procure that the transferee shall, prior thereto, transfer all Shares held by the transferee to another direct or indirect wholly owned subsidiary of OTH or HWL (as the case may be).

15.3 It shall be a condition of any transfer of Shares under Clause 15.2(ii) that the transferee of the Shares execute a Deed of Adherence.

15.4    Each of OTH and the Purchaser undertakes to the Seller:

        (i) OTH will procure that any financing documentation entered into by it or any of its Affiliates in connection with any financing or refinancing of the acquisition of the Sale Shares and/or the Option Shares that includes the creation of a pledge over the Sale Shares and/or the Option Shares, shall comply with Clause 15.2(i); and

        (ii) it shall give notice to the Seller as soon as practicable when, in the Purchaser's or OTH's reasonable opinion, there will be an acceleration of any security in connection with any Sale Shares and/or Option Shares, or in any situation in which either the Purchaser or OTH has been notified by the Security Agent or a Financing Party that such security will be enforced, and in the same notice the Purchaser shall provide sufficient identity and contact details of the Security Agent, and so far as either of them is aware, the Person(s) who represent the interests of the Financing Parties entitled to benefit from the enforcement of the security as will enable the Seller to commence discussions with such Person(s) should the Seller be interested in acquiring some or all of such Sale Shares and/or Option Shares.

16.     HWL's COVENANT WITH RESPECT TO LICENSING OF IP RIGHTS

        HWL undertakes that it shall exercise its Voting and Procurement Rights to procure that none of the licences to use the IP Rights granted by any HWL IPR Licensing Entity to the HTIL Licensees as are in force as at the date of this Agreement is terminated or varied or modified to the detriment of the HTIL Licensees (including the charging of any royalties) as a consequence of Share Purchase Closing or the exercise of the Share Option or Share Option Closing.

17.     ADDITIONAL COVENANTS

        THE SELLER AND HWL

17.1 Each of the Seller and, in the case of (i) only, HWL, covenants with the Purchaser and OTH that:

        (i) in the event that any agreement for the sale or purchase of Shares as between the Purchaser and the Seller (or any of their respective Affiliates), shall be considered to be a connected transaction under Chapter 14A of the Listing Rules, that sale or purchase of Shares shall not be made subject to any term that its consummation be conditional upon the approval of HWL's shareholders in general meeting, and the Purchaser's rights under Clauses 12, 13, 14 and 15 shall not be affected thereby; and

        (ii) neither OTH nor the Purchaser shall incur any obligation or liability to purchase any shares of any company as a consequence of the exercise of, or otherwise to comply with, the tag-along rights granted to NTT DoCoMo, Inc. ("NTT") or NEC Corporation ("NEC") under:

                (a) the shareholders' agreement dated 8 November, 2002 entered into by and between HWL, NTT and NEC in relation to Hutchison 3G HK Holdings Limited, Hutchison 3G HK Limited and Hutchison 3G Services (HK) Limited, as amended by agreement of the parties from time to time including by a letter dated 26 June, 2004 entered into between NEC and HWL; and

                (b) the shareholders' agreement dated 8 November 2002 entered into by and between HWL, NTT and NEC in relation to Hutchison Telephone Company Limited, as amended by agreement of the parties from time to time including by a letter dated 26 June 2004 entered into between NEC and HWL, and the Seller agrees to indemnify, defend and hold harmless OTH and the Purchaser from and against any Losses suffered, incurred or paid, directly or indirectly as a result of, in connection with or arising out of or relating to such tag along rights and any claims made thereunder; provided that any such Losses will not include any costs, expenses, loss or damage incurred by HTIL which arise as a consequence of the exercise of such tag along rights.

17.2 HWL covenants with OTH and the Purchaser that it shall at all times take all such steps as may be required to ensure that:

        (i) the Seller complies fully with its obligations under this Agreement; and

        (ii) other than as permitted in accordance with Clauses 11, 13, 14 and 15, the Shares held by the Seller as at the date hereof less the number of Sale Shares, shall after the Share Purchase Closing, continue at all times hereafter to be held legally and beneficially by:

                (a) the Seller which shall at all times remain a direct or indirect wholly owned subsidiary of HWL;

                (b) one or more other direct or indirect wholly owned subsidiaries of HWL that will remain at all times direct or indirect wholly owned subsidiaries of HWL; and/or

                (c)     HWL directly.

        OTH

17.3 OTH covenants with HWL and the Seller that it shall at all times take all such steps as may be required to ensure that:

        (i) the Purchaser complies fully with its obligations under this Agreement; and

        (ii) following the Share Purchase Closing, other than as permitted in accordance with Clauses 11, 13, 14 and 15, the Sale Shares (and Options Shares if acquired under Clause 11) shall continue at all times to be held legally and beneficially by:

                (a) the Purchaser, which shall remain a direct or indirect wholly owned subsidiary of OTH;

                (b) one or more other direct or indirect wholly owned subsidiaries of OTH that will remain at all times direct or indirect wholly owned subsidiaries of the Purchaser; and/or

                (c)     OTH directly.

18.     DURATION AND TERMINATION/CESSATION OF RIGHTS

18.1 Subject to this Clause 18, the term of this Agreement shall extend until terminated by operation of law or by mutual agreement of the parties.

18.2 Termination of this Agreement howsoever occurring shall be without prejudice to the rights, obligations and liabilities of any party accrued prior to the termination, and such of the Clauses of this Agreement as are expressed or designed to have effect after termination shall continue to be enforceable notwithstanding termination of this Agreement.

18.3 Subject to Clause 18.5, if at any time the Purchaser and such Persons permitted to hold Shares pursuant to Clause 17.3, hold less than 570,305,545 Shares (equitably adjusted to take account of any Share consolidation, sub-division or other event having a similar effect), by reason of sales or Transfers of Shares by OTH or its Affiliates ("Deemed 12 per cent.") but the Seller and its Affiliates continue to hold not less than 30 per cent. of the Shares, the rights and the obligations of the parties under this Agreement shall terminate other than the Seller's rights under Clauses 11 to 15 and 17 to 32 (all inclusive) and the relative obligations of the Purchaser and/or its Affiliates thereunder which shall remain in full force and effect.

18.4 This Agreement shall terminate if either the Seller and its Affiliates or OTH and its Affiliate cease to hold Shares.

18.5 If at any time, the Aggregate Holding is reduced to 50 per cent. or less of the Shares in issue from time to time, the rights and the obligations of the parties under Clauses 3, 4, 5, 6, 7, 8 and 9 shall immediately terminate, but for the avoidance of doubt all other provisions hereof shall remain in full force and effect.

18.6 Subject to Clause 18.5, if at any time the Seller and its Affiliates cease to own 30 per cent. or more in aggregate of the Shares but the Purchaser and its Affiliates continue to hold not less than a Deemed 12 per cent., the rights and the obligations of the parties under this Agreement shall terminate other than the Purchaser's rights under Clauses 11 to 15 and 17 to 32 (all inclusive) and the relative obligations of the Seller and/or its Affiliates thereunder which shall remain in full force and effect.

18.7 In the event the Purchaser is in default under the Promissory Note, the Seller shall have the right but not the obligation to terminate this Agreement.

19.     CONFIDENTIALITY AND ANNOUNCEMENTS

19.1 The parties shall (and shall procure that their Representatives and Affiliates shall), at all times keep confidential and not disclose, divulge, furnish or make accessible to any Person or use for his or its own purpose, the Confidential Information. Each Party may disclose any information relating to this Agreement to its investors, legal advisers, accountants and other professional advisers, but such Party shall procure that such Persons comply with the foregoing undertaking of confidentiality. Such undertaking shall not be applicable to information that is already in the public domain through no fault of the disclosing party, nor shall it prevent any party from disclosing information either as required by applicable laws, by any court of competent jurisdiction or by any Authority having jurisdiction over it; provided that, if disclosure of any Confidential Information is required by any such laws or any such authority, the party which is required to make such disclosure shall give the other parties prompt written notice of such requirement prior to such disclosure.

19.2 No party shall make or release to any Person any announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior consent in writing (such consent not to be unreasonably withheld or delayed) of the other parties to this Agreement as to the contents thereof and the place, manner and timing of its presentation and publication; provided that nothing shall restrict the making by any party (even in the absence of agreement by the other parties) of any announcement which may be required by applicable law, by any court of competent jurisdiction or by any Authority; provided further that, if an announcement is required by any such laws or any such Authority, the party which is required to make such announcement shall give the other Parties prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order resisting such public announcement.

20.     ASSIGNMENT

20.1 No party may assign or transfer any of the rights or obligations of that party under this Agreement except to the extent expressly permitted under this Clause 20.

20.2 Subject to Clause 15.2(i), the Purchaser shall be entitled to assign the full benefit of this Agreement, to the fullest extent lawfully permissible:

        (i) to a Proposed Transferee of the Purchaser where prior to the expiry of the Offer Period, the Purchaser (as Offeror) has not received either an Election Notice or a Non-Exercise Notice from the Seller; and/or

        (ii) to OTH or a direct or indirect wholly owned subsidiary of OTH as referred to in Clause 15.2(ii).

20.3 The Seller shall be entitled to assign the full benefit of this Agreement, to the fullest extent lawfully permissible, to a direct or indirect wholly owned subsidiary of HWL as referred to in Clause 15.2(ii).

20.4 It shall be a condition of an assignment made under the terms of Clauses 20.2(ii) or 20.3 that the assignee of the benefit of this Agreement shall execute a Deed of Adherence, failing which any attempted assignment hereof shall be null and void.

21.     FURTHER ASSURANCE

        Each of the parties shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form satisfactory to, another party or the other parties to give full effect to this Agreement and to the respective rights, powers and remedies of the parties under this Agreement.

22.     ENTIRE AGREEMENT

        This Agreement, together with each other Transaction Documents, constitutes the whole agreement between the parties and supersedes any previous arrangements or agreements between them relating to the Shares.

23.     SEVERANCE AND VALIDITY

        If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement and the parties shall replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

24.     VARIATIONS

        No variation of this Agreement shall be effective unless in writing and signed by the parties.

25.     REMEDIES AND WAIVERS

25.1 It is hereby agreed and acknowledged by the parties that it will be impossible to measure in money the damages that would be suffered by any party if another party fails to comply with any of the obligations herein imposed on it and that in the event of any such failure, the innocent party(ies) will be irreparably damaged and will not have an adequate remedy at law. The innocent party(ies) shall, therefore, be entitled to injunctive relief, including, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the party(ies) in default shall not raise the defence, that there is an adequate remedy at law. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

25.2 No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

25.3 No delay or omission by any party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

25.4 The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

25.5 The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

26.     THIRD PARTY RIGHTS

        This Agreement is made for the benefit of the parties, their successors and permitted assigns and is not intended to benefit or be enforceable by any other person.

27.     PAYMENTS

27.1 Any amount payable by the Seller or HWL to the Purchaser or OTH, or by the Purchaser or OTH to the Seller or HWL shall be made in full without set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by law.

27.2 If any payment to be made under this Agreement is subject to any deduction or withholding, the payer shall increase the amount of the payment to the recipient to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions or withholdings) is equal to the amount it would have received had the payment not been subject to any such deductions, withholdings or Tax.

28.     COSTS AND EXPENSES

        Except as provided otherwise, each party shall pay its own costs and expenses in connection with the negotiations, preparation and performance of this Agreement and the other Transaction Documents.

29.     NOTICES

29.1 Any notice or other communication to be given under or in connection with this Agreement ("Notice") shall be in the English language in writing and signed by or on behalf of the party giving it and marked for the attention of the relevant party. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or pre-paid registered airmail to the address or fax number provided in Clause 29.3.

29.2    A Notice shall be deemed to have been received:

        (i)     at the time of delivery if delivered personally;

        (ii)    at the time of transmission if sent by fax;

        (iii) two Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

        (iv) five Business Days after the time and date of posting if sent by pre-paid registered airmail,

        provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 29 are to local time in the country of the addressee.

29.3    The addresses and fax numbers for service of Notice are:

        Seller:

        Name:                         Hutchison Telecommunications Investment
                                      Holdings Limited
        Address:                      c/o 22nd Floor, Hutchison House
                                      10 Harcourt Road
                                      Hong Kong
        For the attention of:         The Company Secretary
        Fax number:                   (852) 2128 1778

        HWL:

        Name:                         Hutchison Whampoa Limited
        Address:                      22nd Floor, Hutchison House
                                      10 Harcourt Road
                                      Hong Kong
        For the attention of:         The Company Secretary
        Fax number:                   (852) 2128 1778

        Purchaser:

        Name:                         Orascom Telecom Eurasia Limited
        Address:                      c/o 2005A Nile City Towers
                                      Cornish El Nile
                                      Ramlet Beaulac - 11221
                                      Cairo
                                      Egypt

        For the attention of:         Mr. Naguib Sawiris
        Fax number:                   202 461 5055

        With a copy to:               Orascom Telecom Holding S.A.E.
        Address:                      2005A Nile City Towers - South Tower
                                      Cornish El Nile
                                      Ramlet Beaulac - 11221
                                      Cairo
                                      Egypt
        Attn:                         Legal Department
        Fax number:                   202 461 5165

        OTH

        Name:                         Orascom Telecom Holding S.A.E.
        Address:                      2005A Nile City Towers
                                      Cornish El Nile
                                      Ramlet Beaulac - 11221
                                      Cairo
                                      Egypt
        For the attention of:         Mr. Naguib Sawiris, Chairman & CEO
        Fax number:                   202 461 5055

        With a copy to:               Orascom Telecom Holding S.A.E.
        Address:                      2005A Nile City Towers - South Tower
                                      Cornish El Nile
                                      Ramlet Beaulac - 11221
                                      Cairo
                                      Egypt
        Attn:                         Legal Department
        Fax number:                   202 461 5165

29.4 A party shall notify the other parties of any change to its address in accordance with the provisions of this Clause 29 provided that such notification shall only be effective on the later of the date specified in the notification and 5 (five) Business Days after deemed receipt.

30.     COUNTERPARTS

        This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed and delivered at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement. Delivery of a facsimile executed counterpart of the signature page of this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

31.     GOVERNING LAW AND JURISDICTION

31.1 This Agreement shall be governed by and construed in accordance with English law.

31.2 The parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and proceedings in respect of any dispute may be brought in such courts.

32.     AGENT FOR SERVICE OF PROCESS

32.1    Each of the Seller and HWL irrevocably appoints Hutchison Whampoa Agents
        (UK) Limited of Hutchison House, 5 Hester Road, Battersea, London SW11 4AN, United Kingdom. Each of the Purchaser and OTH irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, England EC2V 7EX, in each case as its agent for service of process in England.

32.2 If any person appointed as agent for service of process ceases to act as such the relevant party shall immediately appoint another person to accept service of process on its behalf in England and notify the other parties of such appointment. If it fails to do so within 10 (ten) Business Days any other party shall be entitled by notice to the other parties to appoint a replacement agent for service of process.

IN WITNESS WHEREOF each party has signed under hand or executed this Agreement (as appropriate), or caused this Agreement to be signed under hand or executed (as appropriate) by its duly authorised representatives on the day and year first above written.

                                   SCHEDULE 1
                      (Clauses 11.6, 13.15, 15.3 and 20.4)

                                DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on the [  ]

BY [  ] of [  ] (the "New Shareholder")

SUPPLEMENTAL to a Shareholders' Agreement (the "Agreement") dated 21 December, 2005 and made between (1) Hutchison Telecommunications Investment Holdings Limited ("HTIHL"),(2) Hutchison Whampoa Limited ("HWL"), (3) Orascom Telecom Eurasia Limited ("OTEL") and (4) Orascom Telecom Holding S.A.E. ("OTH").

BACKGROUND

(A) The New Shareholder wishes to acquire from [ ] (the "Transferor") [ ] Shares (the "Shares") in Hutchison Telecommunications International Limited (the "Company").

(B) The Agreement governs the relationship between HTIHL, HWL, OTEL and OTH, in the case of HTIHL and OTEL as shareholders in HTIL.

(C) Under the terms of the Agreement, the New Shareholder is obliged to execute a Deed of Adherence in the form of this Deed prior to being registered as the holder of the Shares.

NOW THIS DEED WITNESSES as follows:

1.      DEED SUPPLEMENTAL TO SHAREHOLDERS AGREEMENT

1.1     This Deed is supplemental to the Agreement.

1.2 Terms defined in the Agreement shall have the same meanings when used in this Deed.

2.      INTRODUCTION OF THE NEW SHAREHOLDER

2.1 The New Shareholder confirms that it has received a copy of the Agreement.

2.2 The effect of execution of this Deed by the New Shareholder shall be to constitute the New Shareholder an additional party to the Agreement with effect from its registration as the holder of the Shares, having the rights and benefits given by the Agreement to the Transferor immediately prior to the transfer of the Shares to the New Shareholder.

2.3 In consideration of the benefits to be acquired by the New Shareholder arising from its execution of this Deed, the New Shareholder hereby undertakes that with effect from its registration as the holder of the Shares it shall be bound by, and shall observe and perform, the obligations and restrictions applicable to, or imposed by the Agreement on, him as the holder of the Shares to the extent that they fall to be observed or performed upon or after such registration.

2.4 This Deed is made for the benefit of the parties and every person who, on or after the date of this Deed, adheres to the Agreement.

3.      NOTICES

        The address to which any notice to be served on the New Shareholder in accordance with Clause 29 of the Agreement may be sent shall be the address specified in respect of the New Shareholder at the head of this Deed (or such other address as it may specify by notice to the other Parties in accordance with that Clause).

4.      GOVERNING LAW

4.1 This Deed shall be governed by and construed in accordance with English law.

4.2 The parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and proceedings in respect of any dispute may be brought in such courts.

IN WITNESS the New Shareholder has duly executed this Deed Poll on the above date.

THE COMMON SEAL of                      )
[  ] LIMITED                            )
was hereunto affixed                    )
in the presence of:                     )

                                   SCHEDULE 2

                             FORM OF EXERCISE NOTICE
                                  (Clause 11.3)

[            ], 200[  ]

To:     Hutchison Telecommunications Investment
        Holdings Limited

                                 EXERCISE NOTICE

Dear Sirs,

We, refer to the Agreement dated 21 December, 2005 (the "Shareholders Agreement") entered into by and between you and us, and HWL and OTH. Capitalised terms used herein and not otherwise defined herein shall have the meanings given to them in the Shareholders Agreement.

This notice constitutes an Option Notice served under clause 11.3 of the Shareholders Agreement. We hereby give notice of exercise of the Option pursuant to Clause 11.3.

The price per Option Share shall be US$[      ], being [the average of the
closing traded price of a Share for the thirty (30) trading days on the Stock Exchange immediately prior to the date of service of this Notice. The Option Price has been determined applying an exchange rate of HK$[ ]:US$1.00, being the
spot rate of exchange of Bloomberg at or about 11 am (Hong Kong time) on [     ]
[the Business Day prior to the Exercise Notice]]

OR

[the price per Share paid under the Share Purchase Agreement].

Closing of the sale and purchase of the Option Shares will take place on [   ].

Yours faithfully
For and on behalf of
Orascom Telecom Eurasia Limited


--------------------------------------
[Name of signatory]
[Title]

                                   SCHEDULE 3

                              ADJUSTMENT PROVISIONS
                                (Clause 11.2(ii))

1. If any of the events in paragraph 2 occurs, such adjustments (if any) shall be made as may be required to the amount of the Floor Option Price, so as to preserve as far as possible the equivalent economic value of the rights of the Purchaser immediately prior to the relevant event having regard to any diluting or concentrating effect of the relevant event and the redesignation of, or replacement with any other securities of, the Shares.

2. The events referred to in paragraph 1 are the occurrence of any of the following in relation to the Shares:

                (a) a sub-division, consolidation or reclassification of, or a change in, the Shares;

                (b) a distribution (whether by way of bonus, capitalisation or similar issue or otherwise) by HTIL to existing holders of the Shares of (i) additional Shares or (ii) other share capital or securities or (iii) securities, rights or warrants granting the right to a distribution of Shares or to purchase, subscribe or receive Shares or any other shares or securities or assets (other than the payment of a cash dividend);

                (c) an issue of Shares or other securities at a price that is less than the then market price for those Shares or securities;

                (d) the consolidation, amalgamation or merger of HTIL with or into another entity; or

                (e) any event in respect of the Shares analogous to any of the foregoing events or otherwise having a diluting or concentrating effect on the market value of the Shares.

3. If any event or circumstance as described in paragraph 2 shall occur or arise which in the Purchaser's opinion, should result in an adjustment to the amount of the Floor Option Price, the Purchaser may notify the Seller in writing of its proposed adjustment with respect thereto ("Adjustment Notice") and the date from which it should become effective.

4. The nature and the amount of any adjustment required to be made in accordance with paragraph 1 above shall be agreed between the parties within 21 days of the date of service of an Adjustment Notice, or, failing such agreement, such amount as shall be determined by a reputable international investment bank ("Bank"), agreed upon between them, to be fair and reasonable applying then current market practice for the making of any such determination (the "Determination"). If the Purchaser and the Seller cannot agree upon the appointment of a Bank within 14 days of the expiry of the 21 day period referred to above, the appointment shall, upon request by either the Purchaser or the Seller, be made by the President of the Hong Kong Institute of Certified Public Accountants.

5. Whenever a matter is, in accordance with paragraph 4, referred for a Determination, such matter shall be determined by the Bank acting as expert and its determination shall, in the absence of manifest error, be conclusive and binding on the Purchaser and the Seller.

6. Any adjustment made to the amount of the Floor Option Price shall have effect from the date of the relevant event in paragraph 2 or, if earlier, the record date for that event.

7. The fees and expenses of the Bank shall be borne by the party whom the Bank decides against. If the Determination does not confirm the proposed amount of the adjustment submitted to the Bank by either of the Seller or the Purchaser (a "Proposed Adjustment Amount"), but falls between the parties' Proposed Adjustment Amounts (the "Determination Amount"), the fees and expenses of the Bank for making its Determination shall be apportioned between the Seller and the Buyer on a pro-rata basis determined with reference to the difference between the each party's Proposed Adjustment Amount and the Determination Amount relative to overall difference between the each party's Proposed Adjustment Amount.

                                   SCHEDULE 4

                         PRINCIPAL SUBSIDIARY COMPANIES

1.      Hutchison Essar Limited

2.      Hutchison Essar Mobile Services Limited

3.      Hutchison Telecom East Limited

4.      Fascel Limited

5.      Aircel Digilink India Limited

6.      Hutchison Essar South Limited

7.      Hutchison Telecommunications (Hong Kong) Limited

8.      Hutchison Global Communications Holdings Limited

9.      BFKT (Thailand) Limited

10.     Hutchison CAT Wireless MultiMedia Limited

11.     Partner Communications Company Limited

12.     PT Hutchison CP Telecommunications

13.     Hutchison Telecommunications (Vietnam) S.a.r.l.

14.     PKNS (Thailand) Limited

15.     Hutchison Wireless Multimedia Holdings Limited

16.     Hutchison Telephone Company Limited

17.     Hutchison 3G Services (HK) Limited

18.     Hutchison Telephone (Macau) Company Limited

                   SHAREHOLDERS' AGREEMENT SIGNATURE PAGE (1)

SIGNED by  /s/ Frank J. Sixt            )
          ----------------------------
                                        )
for and on behalf of                    )
HUTCHISON TELECOMMUNICATIONS            )
INVESTMENT HOLDINGS LIMITED             )
in the presence of:                     )   Signature: /s/ Frank J. Sixt
                                                      --------------------------

Witness
Signature: /s/ Ruth Roth
           ---------------------------
Name:          Ruth Roth
           ---------------------------
Address:       Linklaters London                     /s/ Susan Chow [SEAL]
           ---------------------------              --------------------------
                                                         Susan Chow
           ---------------------------                   Director
Occupation:    Trainee Solicitor
           ---------------------------

THE COMMON SEAL OF                      )
                                        )
                                        )   Name:           Edith Shih
                                                      --------------------------
HUTCHISON WHAMPOA LIMITED               )
was hereunto affixed in the presence of:)   Signature: /s/  Edith Shih
                                                      --------------------------
                                                             Company Secretary

Witness
Signature:   /s/ Lam Sin Yu, Bernadine
           ---------------------------
Name:            Lam Sin Yu, Bernadine
           ---------------------------
Address:    Solicitor, Hong Kong SAR
           ---------------------------

           ---------------------------
Occupation:
           ---------------------------
SIGNED by   /s/ Aldo Mareuse          )
           ---------------------------
                                        )
for and on behalf of                    )
ORASCOM TELECOM EURASIA LIMITED         )
in the presence of:                     )   Signature: /s/ Aldo Mareuse
                                                      --------------------------

Witness
Signature:   /s/ F. Angus Tarpley
           ---------------------------------
Name:            F. Angus Tarpley
           ---------------------------------
Address:    White & Case, 5 Old Broad Street
           ---------------------------------
            London EC2N IDW
           ---------------------------------
Occupation: Attorney
           ---------------------------------

                   SHAREHOLDERS' AGREEMENT SIGNATURE PAGE (2)

SIGNED by  /s/ Naguib Sawiris           )
                                        )
for and on behalf of                    )
ORASCOM TELECOM HOLDING S.A.E.          )
in the presence of:                     )   Signature:  /s/ Naguib Sawiris
                                                      --------------------------

Witness
Signature:  /s/ Ragy G. Soliman Elfaham
            ---------------------------
Name:           Ragy G. Soliman Elfaham
            ---------------------------
Address:    21 El Falan Street
            ---------------------------
            Mohandseen, Cairo, Egypt
            ---------------------------
Occupation: Attorney At Law
            ---------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.   INTERPRETATION............................................................1

2.   SUPPORT..................................................................13

3.   CORPORATE GOVERNANCE RIGHTS AT HTIL LEVEL................................13

4.   RIGHTS TO PROPOSE NOMINEES...............................................15

5.   OBLIGATIONS OF THE PURCHASER AND THE SELLER TO PROCURE THE
     APPOINTMENT OF NOMINEES..................................................16

6.   CONDITIONS OF SUBSIDIARY BOARD APPOINTMENTS..............................17

7.   PURCHASER UNDERTAKINGS...................................................19

8.   TERMINATION OF RIGHTS TO APPOINT NOMINEES................................20

9.   ANTI-DILUTION RIGHTS.....................................................21

10.  ACTION WITH RESPECT TO PARTNER...........................................21

11.  PURCHASER'S SHARE OPTION.................................................21

12.  STANDSTILL ON DISPOSALS OF SHARES........................................23

13.  RIGHTS OF FIRST REFUSAL..................................................23

14.  TAG-ALONG RIGHTS.........................................................26

15.  EXCEPTIONS TO THE STANDSTILL, RIGHT OF FIRST REFUSAL AND TAG-ALONG.......28

16.  HWL'S COVENANT WITH RESPECT TO LICENSING OF IP RIGHTS....................29

17.  ADDITIONAL COVENANTS.....................................................30

18.  DURATION AND TERMINATION/CESSATION OF RIGHTS.............................31

19.  CONFIDENTIALITY AND ANNOUNCEMENTS........................................32

20.  ASSIGNMENT...............................................................32

21.  FURTHER ASSURANCE........................................................33

22.  ENTIRE AGREEMENT.........................................................33

23.  SEVERANCE AND VALIDITY...................................................33

24.  VARIATIONS...............................................................33

25.  REMEDIES AND WAIVERS.....................................................34

26.  THIRD PARTY RIGHTS.......................................................34

27.  PAYMENTS.................................................................34

28.  COSTS AND EXPENSES.......................................................34

29.  NOTICES..................................................................35

30.  COUNTERPARTS.............................................................36

31.  GOVERNING LAW AND JURISDICTION...........................................37

32.  AGENT FOR SERVICE OF PROCESS.............................................37

SCHEDULE 1 (CLAUSES 11.6, 13.15, 15.3 AND 20.4)...............................38

SCHEDULE 2 FORM OF EXERCISE NOTICE............................................40

SCHEDULE 3 ADJUSTMENT PROVISIONS..............................................41

SCHEDULE 4 PRINCIPAL SUBSIDIARY COMPANIES.....................................43

                                       ii